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                                  Exhibit 99.2



October 8, 2002

PERSONAL AND CONFIDENTIAL

Board of Directors
Conductus, Inc.
969 West Maude Avenue
Sunnyvale, CA 94085

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Conductus, Inc. (the "Company") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, Superconductor Technologies, Inc. ("Acquiror") and STI Acquisition, Inc. ("Merger Sub"), a newly formed wholly-owned subsidiary of Acquiror. The Agreement provides for the merger ("the Merger") of Merger Sub with and into the Company pursuant to which, among other things, (i) each share of common stock of the Company will be converted into the right to receive 0.6 (the "Exchange Ratio") shares of common stock of Acquiror and (ii) each outstanding option or warrant to purchase shares of common stock of the Company will be converted, after giving effect to the Exchange Ratio, into an option or warrant, as applicable, to purchase shares of common stock of the Acquiror on the terms set forth in the Agreement. In addition, it is a condition to the obligations of the Acquiror under the Merger Agreement that the Acquiror shall have completed a private placement of equity securities of gross proceeds of not less than $15.0 million (the "Financing") pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement") among the Acquiror and certain purchasers set forth on the signature pages thereto. The terms and conditions of the Merger are more fully set forth in the Agreement.

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in


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connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed a draft dated October 4, 2002 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Acquiror, including information provided during discussions with the management of each company. In addition, we have compared certain financial data of the Company and Acquiror with various other companies whose securities are traded in public markets and, to the extent publicly available, reviewed prices paid in certain other selected business combinations deemed comparable to the Merger.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and Acquiror or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and Acquiror's respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and Acquiror's respective management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that that the Merger will qualify as a reorganization under the United States Internal Revenue Code. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Acquiror is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger and Financing (which we have assumed will occur on the terms set forth in the draft dated October 7, 2002, of the Securities Purchase Agreement) or in the ordinary course of business. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or Acquiror or alter the terms of the Merger.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company or Acquiror, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company, Acquiror or any other entity. Notwithstanding any going concern qualification contained in the Company's Report of Independent Accountants dated February 15, 2002 of PricewaterhouseCoopers LLP, the analyses performed by U.S. Bancorp Piper Jaffray in connection with this opinion were going concern analyses. We were not requested to opine, and


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no opinion is hereby rendered, as to whether any analysis of an entity, other than as a going concern, is appropriate in the circumstance and, accordingly, we have performed no such analyses. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, including, without limitation, the litigation involving ISCO International, Inc., possible unasserted claims or other contingent liabilities, to which the Company, Acquiror or any of their respective affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company or Acquiror have traded or such stock may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger, including, without limitation, the Financing. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. We express no opinion as to whether any alternative transaction might produce consideration for the Company's stockholders in excess of the amount contemplated in the Merger. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,



U.S. BANCORP PIPER JAFFRAY INC.